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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of First Charter Corporation on Form S-4 of our report dated August 12, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of HFNC Financial Corp. for the year ended June 30, 1997 and to the reference to us under the headings "Experts" and "Description of Transaction - Conditions to Consummation of the Merger" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Hickory, North Carolina

August 10, 1998